Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2013 Results

BOSTON, MASSACHUSETTS — May 8, 2013 - Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three months ended March 31, 2013.

All amounts are in U.S. dollars unless otherwise indicated. Cash Available for Distribution, Cash Distributions from Projects, Payout Ratio, and Project Adjusted EBITDA are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and the GAAP reconciliation of “Cash Available for Distribution”, “Cash Distributions from Projects”, “Payout Ratio” and “Project Adjusted EBITDA” as used in this news release.

Q1 2013 Financial and Operational Highlights

•                  Cash flows from operating activities increased 11% from the year-ago period to $74.2 million

•                  Project income (loss) increased $68.1 million from the year-ago period to $31.1 million

•                  Project Adjusted EBITDA increased 21% from the year-ago period to $80.6 million

•                  Cash Available for Distribution increased 11% from the year-ago period to $66.2 million

•                  Contributions from new businesses, including Canadian Hills and Meadow Creek, were the primary drivers of higher financial results

•                  2013 annual guidance of $250 to $275 million in Project Adjusted EBITDA reaffirmed

•                  2013 annual Payout Ratio guidance of 65% to 75%, including cash flow from discontinued operations, reaffirmed

Subsequent Events and Developments

•                  Continued progress on our growth strategy by reaching commercial operation of the Piedmont Green Power biomass project in Georgia on April 19, 2013

•                  Significant progress executing the Company’s strategy to divest non-core assets:

•                  Closed the sale of the Company’s interests in the Auburndale, Lake and Pasco projects in Florida for approximately $117 million in net cash proceeds

•                  Closed the sale of the Company’s interests in the Path 15 transmission line in California for approximately $56 million in net cash proceeds

•                  Announced agreement to sell the Company’s 17% interest in the Gregory project in Texas for expected net cash proceeds of approximately $33 million

•                  Utilized portion of proceeds from the sale of the Florida Projects to fully repay $64 million of outstanding borrowings under the Company’s senior credit facility

•                  Syndicated the Company’s $44 million tax equity investment in the Canadian Hills wind project

•                  On track to achieve mid-year goal of $140 to $150 million to redeploy in growth strategy

“Our financial results for the quarter improved significantly from a year ago primarily due to the execution of our growth strategy with increased earnings and cash flow from projects we either acquired or built in 2012, particularly Canadian Hills and Meadow Creek,” said Barry Welch, President and CEO of Atlantic Power.  “We also closed several pending asset sales subsequent to the end of the quarter and completed the syndication of our tax equity investment in Canadian Hills.  This puts us on track to achieve our goal of having $140 to $150 million of cash available by mid-year to invest in operating, early construction or late-stage development projects beginning in the second half of this year.”

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31,
	2013	2012
Excluding results of discontinued operations
Project revenue	$140.2	$118.7
Project income (loss)	31.1	(37.0)
Project Adjusted EBITDA (1)	80.6	66.6
Cash Distributions from Projects (1)	54.3	53.7
Aggregate power generation (Net MWh)	1,912,424	1,492,598
Weighted average availability	95.6%	97.4%
Including results from discontinued operations
Cash flows from operating activities	$74.2	$66.6
Cash Available for Distribution (1)	66.2	59.9
Total cash dividends declared to shareholders	25.2	32.8
Payout ratio (1)	38%	55%

The Path 15, Auburndale, Lake and Pasco projects have been classified as assets held for sale, and accordingly, the revenues, project income (loss), Project Adjusted EBITDA and Cash Distributions from Projects of these assets have been classified as discontinued operations for the three months ended March 31, 2013 and 2012, which means that the results from these discontinued operations are excluded from these figures. The results for the assets held for sale have also been excluded from the aggregate power generation and weighted average availability statistics.  Under GAAP, the cash flow attributable to the Projects Held for Sale is included in cash flow from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flows from the Projects Held for Sale.

(1)  Project Adjusted EBITDA, Cash Available for Distribution, Cash Distributions from Projects and Payout Ratio are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please refer to Table 9 for reconciliations of these non-GAAP measures to GAAP.

Financial Review

(Please see Projects Held for Sale/Discontinued Operations for discussion of accounting treatment)

Financial Results for the three months ended March 31, 2013

Cash flows from operating activities increased by $7.6 million to $74.2 million for the three months ended March 31, 2013, compared to $66.6 million for the same period in 2012.  The increase over the prior-year period is primarily due to contributions from new projects the Company added in 2013, including its Canadian Hills wind project (“Canadian Hills”) and its Meadow Creek wind project (“Meadow Creek”) as well as increased contributions from the Company’s equity method projects.

Project income increased by $68.1 million to $31.1 million for the quarter ended March 31, 2013, compared to project loss of $(37.0) million for the same period in 2012.  The increase relates primarily to $65.8 million of non-cash, mark-to-market adjustments to reflect the fair value of gas purchase agreements in our Northeast segment.  Generally, reported project income can fluctuate significantly due to impacts from the non-cash mark-to-market fair value of derivatives.

Project Adjusted EBITDA, including earnings from equity method investments, increased by $14.0 million to $80.6 million for the quarter ended March 31, 2013, compared to $66.6 million for the same period in 2012.  The increase over the prior-year period is primarily due to contributions from new projects added in 2013, which include $6.7 million from Canadian Hills and $3.1 million from Meadow Creek.  The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Cash Distributions from Projects increased by $0.6 million to $54.3 million for the three months ended March 31, 2013, compared to $53.7 million for the same period in 2012.  The comparison was relatively flat despite the addition of Canadian Hills and Meadow Creek. Typically new projects retain a certain amount of cash in order to meet debt service reserves or provide for working capital needs. Meadow Creek did not make any distributions during the first quarter but is expected to do so later this year as permitted under its project debt arrangements.  Canadian Hills made a modest cash distribution in the first quarter while retaining cash for working capital purposes, some of which is expected to be distributed later this year.

For further information, attached to this news release is a summary of Project Adjusted EBITDA by segment for the three months ended March 31, 2013 and 2012 (Table 7) with a reconciliation to Project income (loss); a bridge from Project Adjusted EBITDA to Cash Distributions from Projects by segment for the three months ended March 31, 2013 (Table 8A) and the three months ended March 31, 2012 (Table 8B); a reconciliation of Cash Distributions from Projects  and Cash Available for Distribution to cash flows from operating activities for the three months ended March 31, 2013 and 2012 (Table 9); a reconciliation of Cash Available for Distribution and Payout Ratio to cash flows from operating activities for the three months ended March 31, 2013 and 2012 (Table 9); and a summary of Project Adjusted EBITDA for selected projects (top contributors based on the Company’s 2013 budget, representing approximately 75% to 80% of total Project Adjusted EBITDA) for the three months ended March 31, 2013 and 2012 (Table 10).

Cash Available for Distribution and Payout Ratio

For the three months ended March 31, 2013, Cash Available for Distribution increased by $6.3 million to $66.2 million, compared to $59.9 million for the same period in 2012.  This increase over the prior-year period is primarily due to contributions from new projects added in 2013, which include Canadian Hills and Meadow Creek.

For the three months ended March 31, 2013, the Payout Ratio associated with the cash dividend was 38% compared to 55% in the comparable prior-year period, reflecting in part the lower dividend rate, effective beginning in March of 2013.  For further information, attached to this news release is a reconciliation of Cash Available for Distribution and Payout Ratio to cash flows from operating activities (Table 9).

Projects Held for Sale/Discontinued Operations

Financial results for the three months ended March 31, 2013 and March 31, 2012 are affected by the classification of the Company’s interests in the Path 15 transmission line (“Path 15”), Auburndale Power Partners, L.P. (“Auburndale”), Lake CoGen, Ltd. (“Lake”) and Pasco CoGen, Ltd. (“Pasco”) projects (collectively, the “Projects Held for Sale”), as assets held for sale; accordingly, the revenues, project income, Project Adjusted EBITDA and Cash Distributions from Projects for the Projects Held for Sale have been classified as discontinued operations and are excluded from continuing operations results.  The results for the Projects Held for Sale have been separately stated in the Consolidated Statements of Operations as “Income from discontinued operations, net of tax”.

Project income attributable to the Projects Held for Sale was $0.9 million for the three months ended March 31, 2013 compared to $11.6 million for the same period in 2012.  Project Adjusted EBITDA attributable to the Projects Held for Sale was $30.9 million for the three months ended March 31, 2013 compared to $26.2 million for the same period in 2012.  Cash Distributions from Projects attributable to the Projects Held for Sale was $22.2 million for the three months ended March 31, 2013 compared to $15.5 million for the same period in 2012.

Under GAAP, the cash flow attributable to the Projects Held for Sale is included in cash flow from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flow from the Projects Held for Sale. Cash Available for Distribution from Projects Held for Sale for the three months ended March 31, 2013 and 2012 was $26.0 and $23.0 million, respectively.

The Company has not reconciled non-GAAP financial measures relating to the Projects Held for Sale to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.  The Delta-Person generating station (“Delta-Person”) and the Gregory project (‘Gregory”), both of which are under purchase and sale agreements, are included in the Company’s financial results for the three months ended March 31, 2013 and 2012, as the projects are accounted for under the equity method of accounting.

Reaffirming 2013 Guidance

•                  Annual Project Adjusted EBITDA guidance of $250 to $275 million

•                  Annual Cash Available for Distribution guidance of $85 to $100 million

•                  Annual Payout Ratio guidance of 65% to 75%, including cash flow from discontinued operations

Project Adjusted EBITDA

The Company is reaffirming its previous guidance for 2013 Project Adjusted EBITDA in the range of $250 to $275 million.  (Note that Project Adjusted EBITDA attributable to the Projects Held for Sale is excluded from both Q1 2013 results and 2013 guidance.)

Cash Available for Distribution

The Company is reaffirming its previous guidance for 2013 Cash Available for Distribution in the range of $85 to $100 million.  (Note that Cash Available for Distribution includes cash flow from discontinued operations.  Cash Available for Distribution from discontinued operations for the years ended December 31, 2013 is expected to be approximately $44 million and for the year ended December 31, 2012 was approximately $77 million.)  The Company has not reconciled non-GAAP financial measures relating to the Projects Held for Sale to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Dividend Payout Ratio

The Company is reaffirming its guidance range for 2013 Payout Ratio of approximately 65% to 75%, including cash flow from discontinued operations.  On a pro forma basis, reflecting the lower dividend rate for a full year and excluding cash flow from discontinued operations, the 2013 Pro Forma Payout Ratio is expected to be approximately 100%, based on the midpoint of our cash flow guidance.  The Company is also reaffirming its 2014 Payout Ratio guidance of 75%-85%.  (Please see Update on Growth Initiatives for factors that may affect 2014 Payout Ratio guidance.)

See Table 2 for full-year 2013 guidance and first quarter 2013 actual results.

Atlantic Power Corporation

Table 2 — 2013 Annual Guidance and Q1 2013 Actual

(in millions of U.S. dollars, except as otherwise stated)

Unaudited	2013 Annual Guidance	Q1 2013 Actual
Project Adjusted EBITDA (1)(2)	$250 - $275	$80.6
Cash Available for Distribution (2)(3)	$85 - $100	$66.2
Total cash dividends declared to shareholders	$60 - $62	$25.2
Payout Ratio, including discontinued operations (2)(3)	65% - 75%	38%

(1) The Path 15, Auburndale, Lake and Pasco projects have been classified as assets held for sale.  Accordingly, the Project Adjusted EBITDA of these assets has been classified as discontinued operations for the three months ended March 31, 2013, which means that the results from these discontinued operations are excluded from this figure.

(2) Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.  Please refer to Table 9 for a reconciliation of these non-GAAP measures to GAAP.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

(3) Under GAAP, the cash flow attributable to the Projects Held for Sale is included in cash flow from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flow from the Projects Held for Sale.

Liquidity

The Company, as previously indicated, still expects to have approximately $140 to $150 million of net cash available to invest in growth projects by mid-2013 after retaining at least $50 million of unrestricted cash and while preserving $210 to $225 million of access under its revolving credit facility.  As more fully described in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2013, the Company has initiated discussions with the lenders under its revolving credit facility to obtain a waiver of, or an amendment to, the revolving credit facility with respect to, among other things, compliance with certain ratios.

The closing of the Gregory and Delta-Person asset sales in the third quarter of 2013 are expected to add further to the available net cash balance.  Consistent with previous expectations, the Company plans to begin investing this cash in the second half of this year.

Atlantic Power Corporation

Table 3 — Projected Liquidity and Cash Available for Investment (in millions of U.S. dollars)

Mid-2013

Revolver capacity less letters of credit	$210 - $225
Unrestricted cash	$190 - $200
Less: unrestricted planned cash reserve	$(50)
Total Liquidity	$350 - $375
Cash available for investment without drawing on revolver	$140 - $150

Update on Growth Initiatives

Potential Nipigon HRSG Project

The Company recently decided to defer its investment decision on an elective growth project to upgrade the Heat Recovery Steam Generator (“HRSG”) at its Nipigon facility, originally planned for 2013, as approval for the required modification to the air permit has not yet been received from the Ontario Ministry of the Environment.  Although the Company is still pursuing these approvals, the timing of the project is uncertain.  Thus, an approximate $11 million capital cost was removed from 2013 guidance, but has not yet been incorporated in the 2014 Payout Ratio guidance.  If a decision were made to undertake the project in 2014, the cash outlay would be reflected in guidance and the Payout Ratio in 2014 would be expected to exceed the guidance range of 75% to 85%.

Acquisition and Development Opportunities

With respect to potential investments utilizing our net available cash in the second half of the year, the Company is reviewing two types of growth opportunities: natural gas and renewable acquisitions generating operating cash flows and late-stage renewable development projects that would contribute cash flows once they achieve commercial operation.  In addition, the Company continues to evaluate and advance the renewable development pipeline acquired with its Ridgeline acquisition.

Business Update

Executing Non-Core Asset Sales

On April 30, 2013, the Company closed the sale of its interests in Path 15 (the “Path 15 Sale”). Atlantic Power received net cash proceeds from the Path 15 Sale of approximately $56 million, including working capital adjustments and a management termination fee.  All debt issued by Path 15, totaling $137.2 million as of March 31, 2013, transferred with the Path 15 Sale.

On April 12, 2013, the Company closed the sale of its interests in three Florida projects (the “Florida Project Sale”), Auburndale, Lake, and Pasco for net cash proceeds of approximately $117 million.  The Company used a portion of the net cash proceeds from the Florida Project Sale to fully repay the $64.1 million outstanding balance on its senior credit facility.

On April 2, 2013, the Company, along with its partners, entered into a purchase and sale agreement to sell its 17% interest in Gregory for net cash proceeds of approximately $33 million.  Closing of the sale is subject to customary closing conditions and, regulatory and other approvals, and is expected to occur in the third quarter of 2013.

As previously disclosed, in December 2012, Atlantic Power signed a purchase and sale agreement with PNM, a subsidiary of PNM Resources, Inc., pursuant to which the Company has agreed together with its partners in the investment, to sell Delta-Person. The Company expects this transaction to close in the third quarter of 2013, subject to regulatory approval, and expects net cash proceeds of approximately $9.0 million.

Piedmont Commences Commercial Operation

The Company’s 53.5 MW Piedmont Green Power biomass project (“Piedmont”) located in Barnesville, Georgia has a 20-year power purchase agreement (“PPA”) with Georgia Power Company.  The project declared its Commercial Operation Date (“COD”) under its PPA on April 19, 2013.  Further start-up optimization will continue for several months.  The project is also working through a dispute with the contractor, Zachry Industrial, Inc. (“Zachry”), about their performance obligations under the turnkey engineering, procurement and construction contract between Piedmont and Zachry.

The Company still expects project distributions from Piedmont to average $6 to $8 million annually on a full-year run-rate basis, although it will revisit this guidance as necessary with additional operating experience.  Project Adjusted EBITDA and cash flow results for the project in 2013 will be below full-year levels due to the delay in and costs associated with achieving, commercial operation and optimizing performance.

Canadian Hills Tax Equity Syndication Closed

On May 2, 2013, the Company syndicated its $44 million tax equity investment in Canadian Hills with Bank of America Merrill Lynch.  In December 2012, Canadian Hills received tax equity investments totaling $225 million from a consortium of four institutional tax equity investors.  At that time, Atlantic Power also made a $44 million tax equity investment in the project.  Net cash proceeds received by the Company for its tax equity interest were approximately $42 million, which accounts for the receipt by the Company of cash distributions and tax benefits in 2013 and transaction costs.  The syndication of the Company’s interest completes the sale of 100% of Canadian Hills’ $269 million of tax equity interests.  Canadian Hills had no debt at March 31, 2013.

U.S. Federal Grant Received for Meadow Creek

On April 19, 2013, Meadow Creek received $49.0 million from the U.S. Treasury 1603 grant program, and repaid its $56.5 million cash grant loan using the proceeds of the grant along with $4.7 million from the former owners to cover the shortfall from the impact of the federal sequester on spending and a $2.8 million contribution from the Company to cover the shortfall from the lower grant-eligible costs, primarily attributable to a lower project cost versus budget.  This reduced the Company’s short-term debt by $56.5 million.  Meadow Creek’s outstanding debt at March 31 consisted of the $172.8 million construction loan which converted to a non-recourse term loan earlier in March 2013.

Ned Hall Appointed Executive Vice President — Chief Operating Officer

On April 2, 2013, Ned Hall joined the Company as its Executive Vice President — Chief Operating Officer (“COO”). In this position, Mr. Hall is responsible for all of Atlantic Power’s operations, asset management, environmental health & safety and engineering functions, and is focused on driving ongoing Project Adjusted EBITDA performance from the existing fleet.  As a member of the executive management team, he also plays a central role in the development and execution of Atlantic Power’s operational and strategic initiatives.

Mr. Hall has more than 25 years of management and operational experience in the energy industry. Most recently, Mr. Hall served as Executive Vice President - COO Global Generation at AES Corporation, a publicly traded global power company.  Prior to that, Mr. Hall held multiple positions at AES Corporation including President, North America; President, Wind Generation; and Managing Director, Global Business Development.

Other Developments

Shareholder Lawsuits

In March, April and May, several purported securities class action complaints related to, among other things, claims that the Company made materially false and misleading statements and omissions regarding the sustainability of its common share dividend were filed in the United States, Ontario and Quebec against the Company and certain of its current and former executive officers as more fully described in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2013.  We intend to defend vigorously against these actions.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Thursday, May 9, 2013 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.  The telephone numbers for the conference call are: U.S. Toll Free: 1-888-317-6016; Canada Toll Free: 1-855-669-9657; International Toll: +1 412-317-6016.  The conference call will also be broadcast over Atlantic Power’s website, with an accompanying slide presentation. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Please enter conference call number 10027597. The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  Atlantic Power’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 3,018 MW in which its aggregate ownership interest is approximately 2,098 MW. Its current portfolio consists of interests in twenty-nine operational power generation projects across eleven states in the United States and two provinces in Canada.  Atlantic Power recently acquired Ridgeline Energy, a wind and solar development company located in Seattle, Washington, which enhances its ability to develop, acquire and operate wind and solar energy projects in the United States and Canada.  Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer in North Carolina.

Atlantic Power has a market capitalization of approximately $600 million and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the expectation that the sales of Delta-Person and Gregory will successfully close in the third quarter of 2013 with net proceeds received by the Company of approximately $33 million for Gregory and $9 million for Delta-Person;

•                  the expectation that the Company will have approximately $140 to $150 million of net cash available in the second half of this year to invest in one or more acquisitions and that those acquisitions will make accretive contributions to the Company’s cash flows;

•                  the expectation that the Company will receive distributions from Meadow Creek and Canadian Hills later this year;

•                  the expectation that discontinued operations will account for approximately $44 million of Cash Available for Distribution for the full year 2013;

•                  the expectation that 2013 Project Adjusted EBITDA will be in the range of $250 to $275 million;

•                  the expectation that 2013 Cash Available for Distribution will be in the range of $85 to $100 million;

•                  the expectation that total cash dividends declared to shareholders in 2013 will be in the range of $60 to to $62;

•                  the expectation that the 2013 Payout Ratio will be in the range of 65% to 75% and, on a pro forma basis, reflecting the lower dividend for a full year and excluding cash flow from discontinued operations, approximately 100%;

•                  the expectation that the 2014 Payout Ratio is expected to be in the range of 75% to 85%;

•                  the expectation that the Company will receive $6 to $8 million in project cash flows on a full year basis from Piedmont;

•                  the expectation that Piedmont will submit an application under the U.S. Treasury’s 1603 grant program and that proceeds from the grant will be applied to repay the project’s $51 million bridge loan with a possible contribution from the Company to cover the shortfall;

•                  compliance with the Company’s senior credit facility and the Company’s ability to obtain requested waivers and/or amendments to the senior credit facility; and

•                  the results of operations and performance of its projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Table 4 — Consolidated Balance Sheet (in millions of U.S. dollars)

	March 31,	December 31,
	2013	2012
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$85.7	$60.2
Restricted cash	43.5	28.6
Accounts receivable	78.4	58.5
Current portion of derivative instruments asset	9.0	9.5
Inventory	20.0	16.9
Prepayments and other current assets	16.5	13.4
Security deposits	1.2	19.0
Assets held for sale	346.8	351.4
Refundable income taxes	3.6	4.2
Total current assets	604.7	561.7

Property, plant and equipment, net	2,020.0	2,055.5
Equity investments in unconsolidated affiliates	411.1	428.7
Other intangible assets, net	505.7	524.9
Goodwill	334.7	334.7
Derivative instruments asset	5.8	11.1
Other assets	57.4	86.1
Total assets	$3,939.4	$4,002.7

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$14.4	$17.8
Accrued interest	30.0	19.0
Other accrued liabilities	43.0	73.7
Revolving credit facility	64.1	67.0
Current portion of long-term debt	121.7	121.2
Current portion of derivative instruments liability	25.9	33.0
Dividends payable	3.9	11.5
Liabilities associated with assets held for sale	205.3	189.0
Other current liabilities	1.8	3.3
Total current liabilities	510.1	535.5

Long-term debt	1,474.1	1,459.1
Convertible debentures	418.2	424.2
Derivative instruments liability	110.2	118.1
Deferred income taxes	159.1	164.0
Power purchase and fuel supply agreement liabilities, net	42.5	44.0
Other non-current liabilities	70.0	71.4
Commitments and contingencies	—	—
Total liabilities	2,784.2	2,816.3

Equity
Common shares, no par value, unlimited authorized shares; 119,783,366 and 119,446,865 issued and outstanding at March 31, 2013 and December 31, 2012, respectively	1,285.3	1,285.5
Preferred shares issued by a subsidiary company	221.3	221.3
Accumulated other comprehensive income (loss)	(2.4)	9.4
Retained deficit	(583.5)	(565.2)
Total Atlantic Power Corporation shareholders’ equity	920.7	951.0
Noncontrolling interest	234.5	235.4
Total equity	1,155.2	1,186.4
Total liabilities and equity	$3,939.4	$4,002.7

Atlantic Power Corporation

Table 5 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended March 31,
	2013	2012
Project revenue:
Energy sales	$69.0	$60.0
Energy capacity revenue	44.8	37.0
Other	26.4	21.7
	140.2	118.7

Project expenses:
Fuel	49.6	46.2
Operations and maintenance	28.3	24.7
Development	1.7	—
Depreciation and amortization	41.3	26.5
	120.9	97.4
Project other income (expense):
Change in fair value of derivative instruments	12.6	(57.2)
Equity in earnings of unconsolidated affiliates	7.2	2.9
Interest expense	(8.0)	(4.0)
	11.8	(58.3)
Project income (loss)	31.1	(37.0)

Administrative and other expenses (income):
Administration	8.3	7.7
Interest, net	25.9	22.0
Foreign exchange loss (gain)	(7.5)	1.0
	26.7	30.7
Income (loss) from continuing operations before income taxes	4.4	(67.7)
Income tax benefit	(2.5)	(16.9)
Income (loss) from continuing operations	6.9	(50.8)
Income from discontinued operations, net of tax (1)	0.9	11.6
Net income (loss)	7.8	(39.2)
Net loss attributable to noncontrolling interest	(1.9)	(0.1)
Net income attributable to preferred share dividends of a subsidiary company	3.2	3.2
Net income (loss) attributable to Atlantic Power Corporation	$6.5	$(42.3)

Basic earnings (loss) earnings per share:
Income (loss) from continuing operations attributable to Atlantic Power Corporation	0.04	(0.47)
Income from discontinued operations, net of tax	0.01	0.10
Net income (loss) attributable to Atlantic Power Corporation	0.05	(0.37)
Diluted earnings (loss) earnings per share:
Income (loss) from continuing operations attributable to Atlantic Power Corporation	0.04	(0.47)
Income from discontinued operations, net of tax	0.01	0.10
Net income (loss) attributable to Atlantic Power Corporation	0.05	(0.37)

(1) Includes contributions from Auburndale, Lake and Pasco (the “Florida Projects”) and Path 15, which are designated as assets held for sale and discontinued operations.

Atlantic Power Corporation

Table 6 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$7.8	$(39.2)
Adjustments to reconcile to net cash
Depreciation and amortization	49.1	36.5
Reserve related to sale of discontinued operations	27.5	—
Long-term incentive plan expense	0.3	1.1
Equity in earnings from unconsolidated affiliates	(7.2)	(2.9)
Distributions from unconsolidated affiliates	8.9	0.3
Unrealized foreign exchange (gain) loss	(5.0)	12.9
Change in fair value of derivative instruments	(21.1)	58.1
Change in deferred income taxes	(4.1)	(17.7)
Change in other operating balances
Accounts receivable	(4.6)	19.5
Inventory	0.9	0.8
Prepayments, refundable income taxes and other assets	39.7	(14.9)
Accounts payable	(8.0)	6.6
Accruals and other liabilities	(10.0)	5.5
Cash provided by operating activities	74.2	66.6

Cash flows used in investing activities
Change in restricted cash	(18.7)	(6.4)
Biomass development costs	—	(0.1)
Construction in progress	(9.7)	(163.5)
Purchase of property, plant and equipment	(2.2)	(0.7)
Cash used in investing activities	(30.6)	(170.7)

Cash flows provided by (used in) financing activities
Proceeds from project-level debt	20.8	184.2
Repayment of project-level debt	(2.6)	(2.7)
Offering costs related to tax equity	(0.6)	—
Payments for revolving credit facility borrowings	(2.9)	(8.0)
Proceeds from revolving credit facility borrowings	—	22.8
Equity investment from noncontrolling interest	2.0	—
Deferred financing costs	—	(10.2)
Dividends paid	(36.3)	(36.0)
Cash (used in) provided by financing activities	(19.6)	150.1

Net increase in cash and cash equivalents	24.0	46.0
Less cash at discontinued operations	(5.0)	—
Cash and cash equivalents at beginning of period at discontinued operations	6.5	—
Cash and cash equivalents at beginning of period	60.2	60.6
Cash and cash equivalents at end of period	$85.7	$106.6

Supplemental cash flow information
Interest paid	$17.1	$18.0
Income taxes paid (refunded), net	$1.4	$0.6
Accruals for construction in progress	$1.6	$3.7

Regulation G Disclosures

Cash Available for Distribution and Cash Distributions from Projects are not measures recognized under GAAP and do not have standardized meanings prescribed by GAAP.  Management believes that Cash Available for Distribution and Cash Distributions from Projects are relevant supplemental measures of the Company’s ability to earn and distribute cash returns to investors.  Reconciliations of Cash Available for Distribution, Payout Ratio and Cash Distributions from Projects to cash flows from operating activities are provided in Table 9 on page 14 of this release.  Investors are cautioned that the Company may calculate these measures in a manner that is different from other companies.

Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other companies and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to project income (loss) and a bridge to Cash Distributions from Projects are provided in Table 7 below and Tables 8A and 8B on page 15, respectively.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Atlantic Power Corporation

Table 7 — Project Adjusted EBITDA by Segment (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2013	2012
Project Adjusted EBITDA by segment
Northeast	$45.9	42.4
Southeast (1)	2.1	2.1
Northwest	21.3	13.4
Southwest (2)	16.0	12.1
Un-allocated corporate	(4.7)	(3.4)
Total	80.6	66.6

Reconciliation to project income
Depreciation and amortization	52.4	39.9
Interest expense, net	9.5	6.0
Change in the fair value of derivative instruments	(11.5)	57.5
Other (income) expense	(0.9)	0.2
Project income (loss)	31.1	(37.0)

(1) Excludes the Florida Projects, which are designated as assets held for sale and discontinued operations.

(2) Excludes Path 15, which is designated as an asset held for sale and discontinued operations.

Note: Table 7 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies.

Atlantic Power Corporation

Table 8A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended March 31, 2013 (Unaudited)

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
Northeast
Consolidated	$34.5	$(0.6)	$(3.4)	$(0.3)	$(1.2)	$29.0
Equity method	11.4	(3.5)	(1.0)	—	4.7	11.6
Total	45.9	(4.1)	(4.4)	(0.3)	3.5	40.6
Southeast
Consolidated	—	—	—	—	—	—
Equity method	2.1	—	—	0.2	(2.3)	—
Total	2.1	—	—	0.2	(2.3)	—
Northwest
Consolidated	15.5	—	(3.6)	(1.8)	(5.5)	4.6
Equity method	5.8	(0.7)	(1.1)	(0.1)	1.2	5.1
Total	21.3	(0.7)	(4.7)	(1.9)	(4.3)	9.7
Southwest
Consolidated	14.9	—	(0.2)	(0.1)	(10.6)	4.0
Equity method	1.1	(0.8)	(0.2)	—	(0.1)	—
Total	16.0	(0.8)	(0.4)	(0.1)	(10.7)	4.0
Total consolidated	64.9	(0.6)	(7.2)	(2.2)	(17.3)	37.6
Total equity method	20.4	(5.0)	(2.3)	0.1	3.5	16.7
Un-allocated corporate	(4.7)	—	—	—	4.7	—
Total	$80.6	$(5.6)	$(9.5)	$(2.1)	$(9.1)	$54.3

Note: Table 8A presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 8B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended March 31, 2012 (Unaudited)

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
Northeast
Consolidated	$32.0	$(0.6)	$(3.4)	$—	$2.8	$30.8
Equity method	10.4	(3.4)	(1.4)	—	(6.0)	(0.4)
Total	42.4	(4.0)	(4.8)	—	(3.2)	30.4
Southeast
Consolidated	—	—	—	—	—	—
Equity method	2.1	—	—	—	(2.1)	—
Total	2.1	—	—	—	(2.1)	—
Northwest
Consolidated	8.5	—	(0.3)	—	(0.9)	7.3
Equity method	4.9	(0.5)	(0.8)	—	(0.2)	3.4
Total	13.4	(0.5)	(1.1)	—	(1.1)	10.7
Southwest
Consolidated	13.0	—	—	(0.3)	(0.1)	12.6
Equity method	(0.9)	(1.0)	(0.1)	(0.1)	2.1	—
Total	12.1	(1.0)	(0.1)	(0.4)	2.0	12.6
Total consolidated	53.5	(0.6)	(3.7)	(0.3)	1.8	50.7
Total equity method	16.5	(4.9)	(2.3)	(0.1)	(6.2)	3.0
Un-allocated corporate	(3.4)	—	—	—	3.4	—
Total	$66.6	$(5.5)	$(6.0)	$(0.4)	$(1.0)	$53.7

Note: Table 8B presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 9 — Cash Available for Distribution (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2013	2012
Cash Distributions from Projects	$54.3	$53.7
Repayment of long-term debt	(5.6)	(5.5)
Interest expense, net	(9.5)	(6.0)
Capital expenditures	(2.1)	(0.4)
Other, including changes in working capital	(9.1)	(1.0)
Project Adjusted EBITDA	$80.6	$66.6
Depreciation and amortization	52.4	39.9
Interest expense, net	9.5	6.0
Change in the fair value of derivative instruments	(11.5)	57.5
Other (income) expense	(0.9)	0.2
Project income (loss)	$31.1	$(37.0)
Administrative and other expenses (income)	26.7	30.7
Income tax expense (benefit)	(2.5)	(16.9)
Income from discontinued operations, net of tax	0.9	11.6
Net income (loss)	$7.8	$(39.2)
Adjustments to reconcile to net cash provided by operating activities	48.4	88.3
Change in other operating balances	18.0	17.5
Cash flows from operating activities	$74.2	$66.6
Project-level debt repayments	(2.6)	(2.7)
Purchases of property, plant and equipment	(2.2)	(0.8)
Dividends on preferred shares of a subsidiary company	(3.2)	(3.2)
Cash Available for Distribution	$66.2	$59.9
Total cash dividends declared to shareholders	25.2	32.8
Payout Ratio	38%	55%

Note: Table 9 presents Cash Distributions from Projects, Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 10 — Project Adjusted EBITDA by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Three months ended March 31,
		2013	2012
Project Adjusted EBITDA by segment
Northeast	Accounting
Cadillac	Consolidated	$2.2	$1.8
Curtis Palmer	Consolidated	7.2	9.0
Nipigon	Consolidated	6.4	4.7
North Bay	Consolidated	5.3	4.7
Tunis	Consolidated	4.8	5.4
Other (3 projects)	Consolidated	8.6	6.4
Chambers	Equity method	5.7	5.9
Selkirk	Equity method	5.7	4.5
Total		45.9	42.4
Southeast
Piedmont	Consolidated	—	—
Orlando	Equity method	2.1	2.1
Total		2.1	2.1
Northwest
Meadow Creek	Consolidated	3.1	—
Rockland	Consolidated	2.5	0.8
Williams Lake	Consolidated	8.7	6.4
Other (3 projects)	Consolidated	1.2	1.3
Other (3 projects) (1)	Equity method	5.8	4.9
Total		21.3	13.4
Southwest
Canadian Hills	Consolidated	6.7	—
Manchief	Consolidated	3.9	4.4
Other (8 projects)	Consolidated	4.3	8.6
Other (2 projects)	Equity method	1.1	(0.9)
Total		16.0	12.1
Totals
Consolidated projects		64.9	53.5
Equity method projects		20.4	16.5
Un-allocated corporate		(4.7)	(3.4)
Total Project Adjusted EBITDA		$80.6	$66.6

Reconciliation to project income (loss)
Depreciation and amortization		$52.4	$39.9
Interest expense, net		9.5	6.0
Change in the fair value of derivative instruments		(11.5)	57.5
Other (income) expense		(0.9)	0.2
Project income (loss)		$31.1	$(37.0)

(1) Goshen North is included in 2013 results, but is excluded from 2012 results as it was acquired in December 2012; therefore, 2012 results have only two equity method projects in the Northwest segment.

Note: Table 10 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies. The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.